Exhibit 99.2

                             STOCK OPTION AGREEMENT
                             ----------------------


                     STOCK OPTION AGREEMENT, dated May 25, 2000, by and between Reliance Group Holdings, Inc., a Delaware corporation (the "Company"), and Leucadia National Corporation, a New York corporation ("Parent").

                     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Leucadia Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with the Company; and

                     WHEREAS, as a condition to Parent's and Sub's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and in order to induce Parent to enter into the Merger Agreement, the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's common stock on the terms and subject to the conditions set forth herein.

                     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                     1. GRANT OF OPTION. The Company hereby grants Parent an irrevocable option (the "Stock Option") to purchase up to 12,617,830 shares of common stock, $.10 par value per share, of the Company (the "Company Common Stock"), or such other higher number of shares of Company Common Stock as equals 9.9% of the issued and outstanding shares of Company Common Stock at the time of exercise of, and giving effect to, the Stock Option, in the manner set forth below, at a price of $2.50 per share (the "Exercise Price"), payable in cash.

                     2. EXERCISE OF OPTION. (a) The Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time after the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms for reasons other (x) than the failure of Parent or Merger Sub to fulfill any obligation under the Merger Agreement or (y) as a result of Parent's failure to vote any Company Common Stock in favor of the Merger or (ii) the condition set forth in Section 7.2(e) of the Merger Agreement has been satisfied (the "Triggering Event").

                     In the event Parent wishes to exercise the Stock Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock it wishes to purchase. Each closing of a purchase of shares of Company Common Stock (a



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"Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

                     (b) The Stock Option shall terminate upon the earlier of:
(i) the Effective Time; (ii) on the one-year anniversary date of the end of the Due Diligence Period or if, at the expiration of such one year period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, the need for any consent, approval, exemption, waiting period expiration or similar authorization required under the insurance laws or regulations of any jurisdiction), or because the applicable waiting period under the HSR Act has not expired or been terminated (so long as such failure to expire or terminate is not a result of Parent having withdrawn its HRS filing and not resubmitting such filing), 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal; or (iii) June 30, 2001.

                     (c) Notwithstanding the foregoing, the Stock Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement or if Parent withdraws its HRS filing and does not resubmit such filing within a reasonable time thereafter.

                     3. CONDITIONS TO CLOSING. The obligation of the Company to issue shares of Company Common Stock to Parent hereunder is subject to the conditions (which, other than the conditions described in clauses (i) and (ii) below, may be waived by the Company in its sole discretion) that (i) all waiting periods, if any, under the HSR Act applicable to the issuance of shares of Company Common Stock hereunder shall have expired or have been terminated, and all authorizations of or filings with any Governmental Entity set forth on
Schedule 7.1 of the Merger Agreement shall have been obtained or made, as the case may be; (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; (iii) such shares shall have been approved for listing on the New York Stock Exchange, Inc. (the "NYSE") upon official notice of issuance, the Company agreeing that it shall use its best efforts to cause the shares of Company Common Stock issuable upon exercise of the Stock Option to be approved for listing on the NYSE as promptly as practicable following execution of this Agreement, subject to official notice of issuance; and (iv) Parent and Merger Sub are not in material breach of the Merger Agreement.

                     4. CLOSING. At any Closing, (a) the Company will deliver to Parent a single certificate in definitive form representing the number of shares of the Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent, Sub or such other affiliate of Parent as Parent shall designate in the Exercise Notice and shall bear the legend set forth in Section 9, and (b) Parent will deliver to the Company the aggregate Exercise Price for the shares of the Company Common Stock so designated and being purchased at such Closing by wire transfer of immediately available funds.


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                     5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The
Company represents and warrants to Parent that:

                     (a) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved, such number of unissued shares of Company Common Stock equal to not less than 9.9% of the shares of Company Common Stock then outstanding; and

                     (b) upon issuance and delivery of such shares of Company Common Stock to Parent upon exercise of the Stock Option in accordance with the terms of this Agreement, such shares shall be duly authorized, validly issued, fully paid and non-assessable and Parent will acquire valid title to all of such shares, free and clear of any and all Liens of any nature whatsoever.

                     6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that any shares of the Company Common Stock acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Parent for its own account for investment purposes only and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.

                     7. REGISTRATION RIGHTS. In the event that Parent shall desire to sell any of the shares of Company Common Stock purchased pursuant to the Stock Option or pursuant to the Stockholders Agreement as defined in the Merger Agreement within three years after such purchase, and such sale requires, in the opinion of counsel to Parent, which opinion shall be reasonable satisfactory to the Company and its counsel, registration of such shares under the Securities Act, Parent may, by written notice (the "Registration Notice") to the Company or any successor entity of the Company (the "Registrant"), request the Registrant to register under the Securities Act all or any part of the shares purchased pursuant to the Stock Option or Stockholder Agreement ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any group) and its affiliates from purchasing through such offering Restricted Shares representing more than 5% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to the Registrant (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price to be specified in such Registration Notice (the "Fair Market Value"). The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to Parent within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the


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Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such Registrable Securities. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant and its designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

                     If the Registrant does not elect to exercise its option pursuant to this Section 7 with respect to all Registrable Securities designated in the Registration Notice, it shall use its commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of three effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clause (B) below or 120 days in the case of clause (A) and 150 days in the case of clause (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of the board of directors of the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. Parent shall not be entitled to request more than two registrations pursuant to this Section 7 in any 18 month period. The Registrant shall use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue-sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business, subject itself to general taxation or consent to general service of process in, any jurisdiction by reason of this provision.

                     The registration rights set forth in this Section 7 are subject to the condition that Parent shall provide the Registrant with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required by applicable law to be disclosed with respect to a registration thereunder.

                     A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and accountants' "comfort" letters from


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auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

                     The registration rights set forth in this Section 7 terminate upon the Registrable Securities becoming saleable pursuant to Rule 144 of the Securities Act of 1933, as amended.

                     8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Company Common Stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

                     9. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall initially be endorsed with a legend in substantially the following form:

                               THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                     HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED MAY 25, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

                     Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear such legend.

                     10. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, except that Parent may assign its rights hereunder to any wholly-owned subsidiary of Parent. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

                     11. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and


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irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

                     12. ENTIRE AGREEMENT. This Agreement and the Specified Agreements (together with the other documents and instruments referred to in the Merger Agreement, and the exhibits and disclosure schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                     13. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                     14. NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

                     15. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when received by the recipient's facsimile machine if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:


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            (a)       if to Parent, to:
                      Leucadia National Corporation
                      315 Park Avenue South
                      New York, New York  10010
                      Attn:  President
                      Facsimile: (212) 598-3241

                      with a copy (which shall not constitute notice) to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153
                      Attn: Stephen E. Jacobs, Esq.
                      Facsimile:  (212) 310-8007


            (b)       if to the Company, to:
                      Reliance Group Holdings, Inc.
                      29th Floor
                      55 East 52nd Street
                      New York, New York  10055
                      Attn:  General Counsel
                      Facsimile: (212) 909-1864

                      with a copy (which shall not constitute notice) to:

                      Dewey Ballantine LLP
                      1301 Avenue of the Americas
                      New York, NY
                      Attn:  Jonathan L. Freedman, Esq.
                      Facsimile: (212) 209-6333

                     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                     17. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                     18. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                     19. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.


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                     20. PROFIT LIMITATION. Notwithstanding any other provision, in no event shall Parent's Profit on the sale within one year after the Effective Date of shares of Company Common Stock acquired on exercise of the Stock Option exceed $12.5 million and, if it otherwise would exceed that amount, Parent, at its election, shall either (a) deliver to the Company for cancellation shares of Company Common Stock previously purchased by Parent, (b) pay cash to the Company or (c) undertake any combination thereof, so that Parent's Profit shall not exceed $12.5 million after taking into account the foregoing actions. As used herein, "Parent's Profit" shall mean the aggregate of the net cash amounts received by Parent pursuant to the sale of such shares of Company Common Stock to any unaffiliated party, less Parent's purchase price for such shares.

                     21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                            [signature page follows]

















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                     IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective duly authorized officers as of the date first above written.



                              LEUCADIA NATIONAL CORPORATION

                              By: /s/ Joseph A. Orlando
                                  ----------------------------------------
                                  Name: Joseph A. Orlando
                                  Title: Vice President



                              RELIANCE GROUP HOLDINGS, INC.

                              By: /s/ Lowell C. Freiberg
                                  ----------------------------------------
                                  Name: Lowell C. Freiberg
                                  Title: Executive Vice President and
                                         Chief Financial Officer













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